UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 21, 2005

Union Community Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-23543	35-2025237
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 East Main Street, Crawfordsville, Indiana		47933
(Address of Principal Executive Offices)		(Zip Code)

(765) 362-2400
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

On September 21, 2005, the Board of Directors of Union Community Bancorp (the “Company”) determined that the Company will record an impairment charge in connection with secured loans made by the Company’s subsidiary, Union Federal Savings and Loan Association (“Union Federal”), to a single individual borrower engaged in the real estate investment and rental business (“Borrower”). Accordingly, Union Federal will record a total loan loss of $284,523.53, arising from three separate loan losses in the amounts of $161,709.50, $108,881.63, and $13,932.40. The loan loss represents an after-tax reduction to income of approximately $173,560 for the third quarter of 2005.

The loans were secured by real estate mortgages, and when the Borrower defaulted on the loan obligations, the Borrower agreed to sell all the properties, with all the proceeds applied to the loan balances. The $284,523.53 loan loss represents the principal unpaid balance after the sales of real estate and application of the proceeds to the loans.

The Borrower has signed an agreement obligating Borrower to repay the unpaid balance, but Borrower has not performed as promised. The Company and Union Federal will continue to make every effort possible to collect the Borrower’s obligation.

To date the Company has not incurred any material out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of the loans described above. The actual amount of such expenditures in the future could vary, depending on the length of time and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 22, 2005	Union Community Bancorp

	By:	/s/ J. Lee Walden
J. Lee Walden Chief Financial Officer